Exhibit 10.41

SECOND AMENDMENT TO SUBLEASE

THIS SECOND AMENDMENT TO SUBLEASE (“Second Amendment”) is made effective as of October 26, 2004, by and between EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Sublandlord”) and PROVIDE COMMERCE, INC., a Delaware corporation, as successor-in-interest to Proflowers.com, a Delaware corporation (“Subtenant”) with regard to the following facts:

RECITALS

A. Sublandlord and Subtenant entered into that certain Sublease (the “Original Sublease”), dated as of November 24, 1999, and subsequently amended by that certain First Amendment to Sublease (the “First Amendment”) dated June 25, 2004 (collectively, the “Sublease”) with respect to those Premises described therein, containing approximately 47,736 rentable square feet and located on the second (2nd) floor and a portion of the first (1st) floor of that certain building located at 5005 Wateridge Vista Drive, in the City of San Diego, County of San Diego, State of California (the “Building”). The capitalized terms used herein shall have the meanings set forth in the Sublease unless otherwise indicated.

B. Subtenant and Sublandlord desire to expand the Premises to include an additional 3,119 rentable square feet on the first (1st) floor of the Building, as depicted on Exhibit “A” (the “Additional First Floor Space”), subject to Sublandlord’s right to the first floor portion of the Premises from the remainder of the First Floor Space. The defined term “Expansion Premises” shall mean the Expansion Premises as increased by the Additional First Floor Space, and the defined term “First Floor Remainder Space” shall mean the First Floor Remainder Space as reduced by the Additional First Floor Space.

NOW, THEREFORE, in consideration of covenants, terms and conditions herein set forth and for other good, valuable and sufficient consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Early Occupancy. Notwithstanding the stated Renewal Term Commencement Date set forth in the First Amendment, Subtenant shall have a license to occupy the Expansion Premises as of December 1, 2004 (the “Occupancy Date”), and Subtenant shall have no obligation to pay Base Rent in connection with its occupancy of the entire Premises for the month of December, 2004, provided that Subtenant is not at any time during such month in default under this Sublease beyond any applicable cure period. Subtenant shall pay all Operating Expenses and other amounts attributable to its utilities usage and any other costs of services utilized in the Premises during the periods of its construction of alterations in the Premises and such early occupancy, in an amount reasonably determined by Sublandlord on a pro rata basis, based on Subtenant’s usage and occupancy of those portions of the Sublease Premises occupied by Subtenant, but only to the extent such amounts are not payable by the existing tenant of the Expansion Premises in accordance with the terms of their existing lease. Subtenant shall also comply with all applicable provisions of the Master Lease specified in this Sublease, and with all other terms and provisions of this Sublease (including, without limitation, maintenance of required policies of insurance) during such early occupancy of the Expansion Premises.

2. Premises. Subject to the terms and conditions of this Second Amendment, effective as of the Renewal Term Commencement Date, the Premises shall be expanded to include the Additional First Floor Space, consisting of approximately 3,119 rentable square feet, as shown on Exhibit “A” attached hereto and made a part hereof. Commencing on the Renewal Commencement Date, the Premises shall consist of the original Premises and the Expansion Premises and the Additional First Floor Space with an aggregate area of approximately 50,855 rentable square feet. Notwithstanding the actual area of the Premises, Sublandlord and Subtenant agree that the rentable square footage of the Premises set forth herein shall be a fair and reasonable approximation of the area of the Premises until such time as the Premises may be demised from the remainder of the Building; provided that Sublandlord agrees not to demise the Premises from the remainder of the Building until such remaining space will be occupied by Sublandlord, Sublandlord’s assignee or a third party subtenant; and upon any such demise of the Premises from the remainder of the Building, Subtenant shall be permitted to measure the Premises in accordance with Section 4 of the First Amendment. Notwithstanding, the lack of a demising wall, Subtenant shall not use or occupy, or permit any of its employees, subtenants or invitees to use or occupy, any portion of the Building not included in the Building common areas and located outside of the Premises as a part of Subtenant’s business or operations in the Premises at any time during the Term without Sublandlord’s prior written approval in each instance; and in the event that Sublandlord reasonably determines that Subtenant or any of its employees, subtenants or invitees is using or occupying any such portion of the Building in a manner that is inconsistent with such space being maintained separate from the Premises, Sublandlord may provide Subtenant with written notice of such determination and the reasons therefor; provided, however, that Sublandlord shall not be required to deliver more than one such notice during the Renewal Term. Upon the second event of such unauthorized use of the Remainder First Floor Space, or if Subtenant fails to terminate such unauthorized use within three (3) days following its receipt of the Sublandlord’s written notice, Subtenant shall be immediately obligated to pay Monthly Rent for the entire Building at the applicable Monthly Rent per rentable square foot set forth in Section 6 of the First Amendment, without any right to continue such occupancy or use; and further provided that such use or occupancy may, in Sublandlord’s discretion be treated as a Subtenant default, subject to Subtenant’s applicable cure rights and to all of Sublandlord’s rights and remedies under the Sublease.

3. Condition of the Additional First Floor Space.

a. As-Is Condition. Subject to Sublandlord’s delivery of the Additional First Floor Space to Subtenant in a “broom-clean” condition on the Occupancy Date, Subtenant agrees to accept the Expansion Premises in their “As-Is” condition. As noted above, the Demising Wall and Demising Adjustments set forth in the First Amendment shall be delayed until occupancy of any portion of the first floor of the Building not included in the Premises. As of the Effective Date, Subtenant shall have full access to the first floor of the Building in order to begin construction of Subtenant’s improvements in the Additional First Floor Space as more particularly described on Schedule 1 to Exhibit “B” and as depicted on Exhibit “B”, provided that such access shall be limited to access necessary to substantially complete said improvements, which hereby approved by Sublandlord, and subject only to Master Landlord’s approval in accordance with the terms, conditions and covenants of the Sublease; provided, however, if Master Landlord’s consent is not obtained despite the commercially reasonable efforts of the parties to obtain such consent within thirty (30) days following the date of this Second Amendment, then Subtenant shall have the right to cancel this Amendment by written notice provided to the other party not later than 5:00 P.M., local time, on the fifth (5th) day following the expiration of such 30-day period (and as long as such consent is not received prior to submitting such cancellation notice), and any such cancellation shall not affect the parties rights and obligations under the existing Sublease.

b. Demising Improvements; Refurbishment Allowance. Provided that no Subtenant Event of Default exists at the time such payment is due and payable to Subtenant, Sublandlord shall provide Subtenant with an increased Expansion Allowance in the amount of Subtenant’s costs and fees associated with refurbishing and improving the Premises, including the Additional First Floor Space, provided that Sublandlord’s allowance obligation shall not exceed Five Dollars ($5.00) per rentable square foot of the Expansion Premises, including the Additional First Floor Premises (i.e., One Hundred Thousand Six Hundred Twenty-Five Dollars ($100,625.00)) (as increased, the “Expansion Allowance”), and shall be payable by Sublandlord in the form of a check to Subtenant within thirty (30) days following Sublandlord’s receipt of all final invoices from Subtenant specifying, in reasonable detail, the amounts spent by Subtenant in its refurbishment and improvement of the Premises for the Renewal Term in addition Subtenant prior to any distribution of the Expansion Allowance shall provide Sublandlord with copies of unconditional lien releases from all contractors, sub-contractors and suppliers as well as complete “as-built” drawings in a reproducible form, completed and signed off building department inspection card and certificate of occupancy (in the event a building permit was required for the contemplated refurbishment). Sublandlord acknowledges and agrees that the Expansion Allowance shall not be limited to refurbishments and improvements to only the Expansion Premises and the First Floor Additional Space, but to the rest of the Premises as well. During the period of Subtenant’s construction of the Premises renovations and improvements, Subtenant shall be responsible for the cost of all utilities associated with such work. The security system in the first floor of the Building may be utilized by Subtenant, without warranty or representation by Sublandlord, either express or implied, as to the condition of such security system or its usefulness or efficacy for Subtenant’s intended use, and any use, alterations or maintenance of the existing security system shall be at Subtenant’s sole risk, cost and expense.

c. Surrender Obligations. In addition to the other requirements of the Sublease, Subtenant’s surrender obligations shall include the removal of any alterations to the Premises which are required to be removed by the Landlord pursuant to the terms and conditions of the Master Lease.

4. Area of Expansion Premises. The “Expansion Premises” shall include the Additional First Floor Space, and shall consists of approximately 20,125 rentable square feet.

5. Subordinate Right of First Refusal. Notwithstanding anything to the contrary in Section 1.2 of the Sublease, Subtenant shall continue to have the right to lease all or a portion of the remaining first floor space in the Building which is not included in the Premises in accordance with the terms and conditions set forth in Section 1.2 of the Sublease.

6. Rent. The Monthly Rent provisions of the Basic Sublease Information are hereby modified (and the modifications of Section 6 of the First Amendment deleted) to add the following Renewal Term rent obligations:

Month of Term	Monthly Rent Per Rentable Square Ft	Monthly Rent
61-65	Free Rent Period	$0
66-72	$1.45	$73,739.75
73-84	$1.49	$75,773.95
85-96	$1.54	$78,316.70
97-108	$1.58	$80,350.90
109-116	$1.63	$82,893.65

The parties understand and agree that no additional Monthly Rent will be incurred by Subtenant in connection with the Expansion Premises prior to month 61 of the Term.

7. Base Year and Subtenant’s Share of Common Area Operating Expenses. During the Renewal Term, Subtenant shall pay to Sublandlord Subtenant’s Share of Common Area Operating Expenses for the Premises, plus all other additional rent set forth in Article 3 of the Sublease relating to the expanded Premises. Commencing as of the Renewal Term Commencement Date: (i) the Base Year for the Premises shall be the calendar year 2005; (ii) Subtenant’s Share of Common Area Operating Expenses for the Premises shall mean 29.43% and shall be calculated in accordance with Section 3.2.1 of the Sublease; and (c) Subtenant’s Share of Building Operating Expenses for the Premises shall mean 83.78%.

8. Security Deposit. Upon execution of this Sublease by Subtenant, Subtenant shall deliver to Sublandlord additional funds in the amount of $5,083.97 in order to increase the Security Deposit held by Sublandlord to the amount of $82,893.65.

9. Brokerage Commissions. Subtenant warrants that it has dealt with no real estate broker or agent in connection with this Second Amendment to whom Sublandlord is required to pay any commission as a result of this and Subtenant agrees to indemnify and hold Sublandlord harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commission or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Subtenant in connection with the negotiation of this Second Amendment.

10. Authority. Each individual executing this Second Amendment on behalf of Subtenant and Sublandlord hereby covenants and warrants that the respective party has full right and authority to enter into this Second Amendment and that the person signing on behalf of such party is authorized to do so.

11. Entire Agreement. The Sublease, as amended by this Second Amendment, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Second Amendment. No prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose.

12. Remainder of Sublease to Continue in Effect. Except as amended hereby, the Sublease shall in all other particulars, terms and conditions remain in full force and effect and is hereby ratified and confirmed by the parties hereto; in the event of any inconsistency between said Sublease and this Second Amendment, the provisions of this Second Amendment shall prevail. It is acknowledged that no changes other than those herein specifically set forth have been made to the Sublease.

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13. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement after each party has executed such a counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date first written above.

SUBTENANT: PROVIDE COMMERCE, INC. a Delaware corporation		SUBLANDLORD: EPICOR SOFTWARE CORPORATION a Delaware corporation

By:	Bill Strauss	By:	Jon Johnson

Its:	CEO	Its:	GC/VP

EXHIBIT “A”

MODIFIED EXPANSION PREMISES DEPICTION

EXHIBIT “B”

TENANT IMPROVEMENTS DEPICTION